EXHIBIT 21.1

LIST OF SUBSIDIARIES AND CONSOLIDATED AFFILIATED ENTITIES

Subsidiaries

1.	AMBOW EDUCATION CO., LTD., a Cayman Islands company

2.	Ambow Education Ltd., a Cayman Islands company

3.	Ambow Education Management (Hong Kong) Ltd., a Hong Kong company

4.	Ambow Education (Hong Kong) Limited, a Hong Kong company

5.	Beijing Ambow Online Software Co., Ltd., a PRC company

6.	Ambow Dalian Education Technology Co., Ltd., a PRC company

7.	Tianjin Ambow Yuhua Software Co., Ltd., a PRC company

8.	Ambow Education Management Ltd., a Cayman Islands company

9.	Ambow Education Group Limited, a Hong Kong company*

10.	Ambow College Management Limited, a Hong Kong company

11.	Ambow Training Management Limited, a Hong Kong company

12.	Beijing Ambow Chuangying Education Technology Co., Ltd., a PRC company

13.	Beijing Ambow Shengying Education Technology Co., Ltd., a PRC company

14.	Ambow University Inc., a US company

15.	IValley Co., Ltd., a Taiwan company

*	A dormant entity without any significant business

Consolidated Affiliated Entities

1.	Beijing Ambow Shida Education Technology Co., Ltd., a PRC company

2.	Ambow Sihua Education and Technology Co., Ltd., a PRC company

3.	Shanghai Ambow Education Information Consulting Co., Ltd., a PRC company

4.	Suzhou Wenjian Venture Investment Management Consulting Co., Ltd., a PRC company

5.	Wenjian Gongying Venture Investment Enterprise, a fund established under the laws of the PRC

6.	Beijing Ambow Rongye Education and Technology Co., Ltd. a PRC company

7.	Beijing Ambow Zhixin Education and Technology Co., Ltd. a PRC company